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                                                                   EXHIBIT 10.29


           RESIGNATION AND GENERAL RELEASE AGREEMENT


          THIS RESIGNATION AND GENERAL RELEASE AGREEMENT (this "AGREEMENT"), made January 19, 1998, by and between Jeremy M. Jones, an individual ("EXECUTIVE"), and Apria Healthcare Group Inc., a Delaware corporation ("APRIA"), is a resignation agreement which includes a general release of claims. In consideration of the covenants undertaken and the releases contained in this Agreement, Executive and Apria agree as follows:

          1. Executive shall voluntarily resign from his position as an officer of Apria and all of its affiliates and subsidiaries, including his positions as Chairman of the Board of Directors and Chief Executive Officer of Apria (but not his position as director of Apria), as well as from his employment with Apria and its affiliates or subsidiaries in any other capacity, by executing EXHIBIT A attached hereto, such resignations to be effective immediately.

          2. Apria shall pay to Executive the following consideration:

               (a) $1,753,900.50 representing an amount equal to three times the sum of Executive's annual base salary and the average of the last two annual cash incentive bonuses actually paid to Executive by Apria, subject to standard withholding for federal and state taxes and paid within eight days of Executive's execution of this Agreement;

               (b) Apria will provide Executive with an office and associated services (such as secretarial, photocopying, telephone and delivery) at a mutually acceptable location in Orange County, California for a period of two years from the date hereof;

               (c) Within 45 days of the date hereof, Executive shall submit appropriate documentation of any unreimbursed business expenses incurred by Executive prior to the date hereof in accordance with the Employment Agreement. Apria shall reimburse such expenses within 20 days after submission of such documentation; and

               (d) All of Executive's vested rights under retirement, 401K, SERP or similar benefit plans of any of Apria Releasee (as defined in Section 5 of this Agreement), in the amounts and at the times provided for in such plans.

               (e) An amount equal to the single sum actuarial equivalent of "Additional Benefits" as defined in Section 6(a)(2) of Executive's Employment Agreement dated June 26, 1995; such sum to be determined by the actuarial consulting firm of Hewitt and paid by Apria within 20 days of this Agreement.

               (f) An amount equal to any "Accrued Obligations" as defined in
     Section 6(a)(6) of Executive's Employment Agreement dated June 26, 1995; such sum to be paid within eight days of Executive's execution of this Agreement.

          No amount under this Section 2 shall be required to be paid by Apria before the 8th day after execution of this Agreement.


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          3. As further consideration, Apria shall provide the following non-cash severance benefits to Executive:

               (a) Until January 19, 2001, Apria shall continue to provide welfare benefits and fringe benefits and other perquisites to Executive and/or Executive's family at least equal to those which would have been provided to them if Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Apria and its affiliated companies applicable generally to other peer executives and their families immediately preceding the Date of Termination; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until January 19, 2001 and to have retired on the last day of such period;


               (b) Executive was granted on April 1, 1992 an option to acquire 300,000 shares of Apria's Common Stock, on March 23, 1995 an option to acquire 200,000 shares of Apria's Common Stock, and on October 28, 1996 an option to acquire 20,000 shares of Apria's Common Stock (each an "Option"). Each Option is evidenced by an option agreement (each an "Option Agreement") entered into by and between Executive and Apria. Prior to the eighth day after execution of this Agreement, Apria shall deliver to Executive amendments to the Option Agreements which will provide that: (i) each Option shall be exercisable by Executive for the stated term of the Option as though Executive had not severed employment with Apria, and (ii) each Option shall be immediately fully vested; in each case subject, however, to all of the other terms and conditions of the applicable Option Agreement and any other early termination provisions contained therein.

               (c) To the extent not theretofore paid or provided, Apria shall timely pay or provide Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of Apria and its affiliated companies (such other amounts and benefits being hereinafter referred to as "Other Benefits") in accordance with the terms of such plan, program, policy, practice, contract or agreement.

          4. Executive agrees that, following the termination of his employment with Apria, he will, at no cost to him, cooperate with any reasonable request Apria may make for information and assistance with respect to any matter involving Executive during his period of employment.

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          5. Except for those obligations created by or arising out of this
Agreement for which receipt or satisfaction has not been acknowledged herein, and with the exception of (a) rights to indemnity that Executive in his capacity as an officer or director or consultant to Apria or its predecessors or any subsidiaries or affiliates, past and present, of Apria or its predecessors (collectively, including Apria, the "APRIA RELEASEES") under provision of Delaware law, the Certificate of Incorporation or Bylaws of any Apria Releasee, or any indemnification agreement for the benefit of or between Executive and any Apria Releasee and (b) any rights Executive may have under stock option plans or agreements, retirement, 401K, SERP or similar benefit plans of any Apria Releasee, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Apria Releasees, and each of them, with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsus pected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any Apria Releasee, arising out of or in any way connected to his consulting with, employment by and/or director relationship with any Apria Releasee, or his voluntary resignation as a director or employee or any other transactions, occurrences, actions, claims or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Apria Releasees, or any of them, committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

          6. Except for those obligations created by or arising out of this Agreement, Apria, on behalf of itself and all Apria Releasees, hereby covenants not to sue and fully releases and discharges Executive with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which any Apria Releasee now owns or holds or has at any time heretofore owned or held or may in the future hold as against Executive, arising out of or in any way connected to Executive's consulting with, employment by and/or director relationship with or his voluntary resignation as an employee or director from any Apria Releasee or any other transactions, occurrences, actions, claims or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive committed or omitted prior to the date of this Agreement.

          7. It is the intention of Executive and Apria in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive and Apria hereby expressly waive any and all rights and benefits conferred upon them, and each of them, by the provisions



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of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consent that this
Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

                    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Executive and Apria both acknowledge that they or either of them may hereafter discover claims or facts in addition to or different from those which each now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive and Apria and each of them hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive and Apria and each of them acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542.


          8. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

          (a) In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

          (b) He was orally advised and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

          (c) He has consulted with an attorney before signing this Agreement;

          (d) He was given a copy of this Agreement on January 16, 1998, and informed that he had twenty-one days within which to consider this Agreement; and

          (e) He was informed that he has seven days following the date of execution of this Agreement in which to revoke this Agreement.


          9. Executive and the Apria Releasees shall keep confidential, and Apria shall use its reasonable best efforts to cause the officers and directors of the Apria Releasees to keep confidential, the fact or existence of this Agreement, the terms and conditions of this Agreement, all communications made during the negotiation of this Agreement, all facts and claims upon



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which this Agreement is based (collectively referred to as the "CONFIDENTIAL
INFORMATION"), and shall not directly or indirectly, whether orally, in writing, by signal, gesture or any other means, disclose such Confidential Information to any person or entity (including, but not limited to, any current or former employee, agent, partner or contractor of Apria or its affiliates, past or present) or in any way respond to, participate in or contribute to, whether orally, in writing, by signal, gesture or any other means, any inquiry, discussion, notice or publicity concerning any aspect of the Confidential Information. The only exceptions to the obligations imposed by this paragraph are that Executive may disclose Confidential Information as required by law, or to (i) his medical or health care providers, but only such portion as essential for the provision of health care services; (ii) pastoral counselors or psychotherapists, but only such portion as essential for the provision of such counselling or therapy services; (iii) professional accountants and tax advisers, but only such portion as essential for the provision of such professional accounting or tax services; and (iv) attorneys, but only such portion as essential for the provision of such professional legal services; provided, however, that Executive shall be permitted to make the disclosures permitted by the preceding clauses only if, before such disclosure is made, the person or entity that will be receiving the disclosure is informed of and agrees to be bound by this confidentiality provision. Apria may disclose Confidential Information as necessary to effectuate the terms of this Agreement or as required by law. The parties agree to the Press Release attached hereto as EXHIBIT B, and agree that such Press Release may be issued on or after January 19, 1998. Nothing in this section shall be construed to preclude Executive or Apria from complying with a lawful court order or process requiring disclosure, written, oral or otherwise, of any Confidential Information, provided that the party served gives immediate written notice to the other by hand delivery at its or his business address, of such court order or process and cooperates fully with and supports through all reasonable means all efforts by the other to oppose any such disclosure of Confidential Information. Executive and Apria agree that disclosure by either of them of Confidential Information shall, at the option of the nondisclosing party, constitute and shall be treated as a material breach of this Agreement. In any arbitration alleging a breach of this section, the arbitrator shall have the authority to award compensatory and/or punitive damages. Executive agrees that he will not disparage in any manner any of the Apria Releasees and Apria, on behalf of itself and all of the Apria Releasees, agrees that it will not, and Apria shall use its reasonable best efforts to cause the officers and directors of the Apria Releasees to not, disparage Executive in any manner.


          10. Executive and Apria each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

          11. All amounts payable under this Agreement or any other compensation payable to Executive shall be subject to any tax withholding required by law.

          (a) Notwithstanding anything contained in this Agreement to the contrary, in the event it shall be finally determined (as defined below) that any payment or



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     distribution by Apria or its predecessors or the subsidiaries or affiliates of Apria or its predecessors to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 13) (a "PAYMENT") is or was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are or were incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then, within 10 days after such final determination, Apria shall pay to Executive an additional cash payment or additional cash payments (hereinafter referred to in the aggregate as a "GROSS-UP PAYMENT") in an aggregate amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes
     (and any interest and penalties imposed with respect thereto) and Excise
     Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to 80% of the first $1,000,000 of the Excise Tax imposed upon the Payments and 100% of the Excise Tax in excess of $1,000,000 imposed upon the Payments. For purposes of this Section 13, whether the Excise Tax is applicable to a Payment shall be deemed to be finally determined upon the earliest of (i) the expiration of 30 days following the rendering of a decision by the Internal Revenue Service or a court of competent jurisdiction unless, within such 30-day period, Apria notifies Executive in writing of its intent to contest such decision, (ii) the rendering of a decision by the Internal Revenue Service or a court of competent jurisdiction, from which decision no further right of appeal exists, or (iii) the expiration of the statutory period (including any extensions thereto) for the assessment and collection of the Excise Tax.

          (b) Executive shall notify Apria in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Apria of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Executive receives written notice of such claim and shall apprise Apria of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Apria (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Apria notifies Executive in writing prior to the expiration of such period that it desires to contest such claim (and demonstrates its ability to make the payments to Executive which may ultimately be required under this section before assuming responsibility for the claim), Executive shall:

                    (i)  give Apria any information reasonably
          requested by Apria relating to such claim,

                    (ii) take such action in connection with contesting such claim as Apria shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Apria that is reasonably acceptable to Executive,

                    (iii) cooperate with Apria in good faith in order effectively to contest



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          such claim, and

                    (iv) permit Apria to participate in any proceedings relating to such claim;


     provided, however, that Apria shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income or FICA taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13, Apria shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Apria shall determine; provided, however, that if Apria directs Executive to pay such claim and sue for a refund, Apria shall advance an amount equal to such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income or FICA taxes (including interest or penalties with respect thereto) imposed with respect to such advance up to but not in excess of the amount of the required Gross-Up Payment or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; further, provided, that any settlement of any claim shall be reasonably acceptable to Executive. Furthermore, Apria's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (c) If, after receipt by Executive of an amount advanced by Apria pursuant to Section 13(b), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Apria's complying with the requirements of Section 13(b)) promptly pay to Apria an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Apria pursuant to Section 13(b), it is finally determined (as defined above) that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.



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          12. This Agreement constitutes and contains the entire agreement and understanding concerning Executive's employment and directorship, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

          13. Executive may revoke this Agreement in its entirety during the seven days following execution of this Agreement by Executive. Any revocation of this Agreement must be in writing and hand delivered to General Counsel of Apria during the revocation period.

          14. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applica tions and to this end the provisions of this Agreement are declared to be severable.

          15. This Agreement has been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

          16. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

          17. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

          18. Any dispute or controversy between Executive, on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive's employment with Apria or any Apria Releasee or the termination of Executive's employment with Apria or any Apria Releasee, shall be resolved through final and binding arbitration in Orange County, California, pursuant to California Civil Procedure Code Sections 1282-1284.2, with the exception of Sections 1283 and 1283.05. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, and employees and all others



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acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

          19. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.


          20. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

          21. After execution of this Agreement, Apria may, but is not required to, present for approval to the Workers' Compensation Appeals Board an appropriate stipulation or compromise and release extinguishing any and all rights or claims Executive may have under applicable workers' compensation provisions.

          22. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

          23. Apria agrees to pay Executive's attorney all reasonable legal fees and costs and expenses incurred in representing Executive in connection with this Agreement.

          I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

          I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.



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          IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement this January 19, 1998, at Orange County, California.


                                         Executive


                                         -----------------------------------
                                         Jeremy M. Jones


Approved as to content and form:

PAUL, HASTINGS, JANOFSKY & WALKER, L.L.P
JAMES W. HAMILTON


----------------------------------
James W. Hamilton
Attorney for Executive



                              APRIA HEALTHCARE GROUP INC.

                              By:------------------------------
                                 Lawrence M. Higby
                                 President and Chief Operating Officer
                                 Apria Healthcare Group Inc.



Approved as to content and form:

ROBERT S. HOLCOMBE
SENIOR VICE PRESIDENT AND GENERAL COUNSEL
APRIA HEALTHCARE GROUP INC.


By:-----------------------------
   Robert S. Holcombe
   Attorney for Apria Healthcare Group Inc.



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                                   ENDORSEMENT


          I, Jeremy M. Jones, hereby acknowledge that I was given twenty-one days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the twenty-one day period.

          I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

          EXECUTED this nineteenth day of January, 1998, at Orange County, California.


                                         ----------------------------
                                         Jeremy M. Jones



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                                    EXHIBIT A

Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California  92626

Gentlemen:

          This is to advise you that effective January 19, 1998, I hereby voluntarily resign my positions as Chairman of the Board of Directors and Chief Executive Officer of Apria Healthcare Group Inc. and my employment in any other capacity with Apria Healthcare Group Inc. and its affiliates or subsidiaries, other than my position as director of Apria Healthcare Group, Inc.

                                        Sincerely yours,


                                        -----------------------------
                                             Jeremy M. Jones

                                    EXHIBIT B

                       [INSERT APPROPRIATE PRESS RELEASE]



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


                       [INSERT APPROPRIATE PRESS RELEASE]